EXHIBIT 99.1

                                ORTHOMETRIX, INC.
                               (FORMERLY KNOWN AS
                         NORLAND MEDICAL SYSTEMS, INC.)


Company Contact:
REYNALD BONMATI - CHIEF EXECUTIVE OFFICER
914-694-2285


              NORLAND MEDICAL SYSTEMS, INC. COMPLETES SALE OF BONE
            DENSITOMETRY BUSINESS TO COOPERSURGICAL AND CHANGES NAME
                              TO ORTHOMETRIX, INC.

WHITE PLAINS, NY, APRIL 15, 2002 -- ORTHOMETRIX, INC. (FORMERLY NORLAND MEDICAL SYSTEMS, INC.) (OTCBB: OMRX) (FORMERLY OTCBB: NRLD) announced today that it completed the sale of its bone densitometry business to CooperSurgical, the women's health care business of the Cooper Companies, Inc. (NYSE: COO). The purchase price for the sale was $5 million, subject to adjustment, of which, the Company received $3.5 million at closing and the $1.5 million balance of which is being held back against post-closing adjustments and indemnities in respect of representations and warranties. In addition, the Company will be eligible to receive an earnout based on the net sales of certain products over a 3-year period, up to a maximum total sales price of $12 million for the bone densitometry business. CooperSurgical has assumed only certain specified liabilities related to the purchased assets. Upon the closing, Norland Medical Systems, Inc. changed its name to Orthometrix, Inc.

Commenting on the transaction, Reynald G. Bonmati, Chairman and Chief Executive Officer of the Company, stated "Our intent is to use the proceeds from this transaction to reduce remaining liabilities and to finance the development and regulatory approval of certain of our products for musculoskeletal diagnostic, sports medicine, rehabilitative medicine and pain management. Our goal is to reposition our Company in the attractive musculoskeletal market."

The bone densitometry business sold to CooperSurgical involved the development, manufacture, sales and service of a wide range of bone densitometry products used to assess bone mineral content and density, one of several factors used by physicians to aid in the diagnosis and monitoring of bone disorders, particularly osteoporosis. Under its new name, Orthometrix, Inc., the Company will focus on the sale, marketing and service of its existing musculoskeletal product lines, and the development of additional musculoskeletal lines, used in sports medicine, rehabilitative medicine and pain management, as well as state-of-the-art lithotripters used in urology to treat kidney stones. Its new Web address is www.orthometrix.net.




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"SAFE HARBOR"  STATEMENT UNDER THE PRIVATE  SECURITIES  LITIGATION REFORM ACT OF
1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risk and uncertainties, including, but not limited to, the possibility that the potential earnout may not be achieved, or any effect on future financial results from efforts to reposition the Company in the medical device business, any potential impact on sales of
systems  for  bone  and  muscle  diagnostic,  sports  medicine,   rehabilitative
medicine, pain management,  any potential impact on sales of the systems for the
treatment  of  kidney  stones,   and  other  risks  detailed  in  the  documents
periodically filed with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K and 10-Q. These risks and uncertainties could cause actual results to differ from those contained in the forward-looking statements. Any forward-looking statement made in this release is made as of the date of this release and the Company assumes no obligation to update such forward-looking statement.



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